CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the caption "Accountants and Financial Statements" in Post-Effective Amendment No. 3 under the Securities Act of 1993 and Post-Effective Amendment No. 4 under the Investment Company Act of 1940 to the Registration Statement (Form N-4 No. 333-57697) and tile related Prospectus and Statement of Additional Information of Separate Account VA-7 of Transamerica Life Insurance arid Annuity Company and to the use of our report dated March 31, 2000 with respect to the statutory-basis financial statements of Transamerica Life Insurance and Annuity Company and our report dated March 24, 2000 with respect to the financial statements of Separate Account VA-7, both included in the Statement of Additional Information.



        Los Angeles, California
        April 24, 2000
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